Exhibit 10.10
FUSION-IO, INC.
INVOLUNTARY TERMINATION SEVERANCE AGREEMENT
     THIS INVOLUNTARY TERMINATION SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between _________ (“Employee”) and Fusion-io, Inc. (the “Company”), effective as of __________ (the “Effective Date”).
RECITALS
     1. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of Employee, to provide Employee with an incentive to continue his/her employment, and to motivate Employee to maximize the value of the Company for the benefit of its stockholders.
     2. The Committee believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment under certain circumstances. These benefits shall provide Employee with enhanced financial security and incentive and encouragement to remain with the Company.
     3. Certain capitalized terms used in this Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained herein, the Company and Employee hereby agree that the Previous Agreement is hereby amended and restated as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be available in accordance with the Company’s established employee plans.
     3. Severance Benefits.
          (a) Termination without Cause Prior to a Change of Control. If the Company terminates Employee’s employment with the Company without Cause or if Employee resigns from such employment for Good Reason, and such termination occurs prior to three (3) months before a Change of Control, then subject to Section 4, Employee shall receive the following:

               (i) Accrued Compensation. The Company shall pay Employee all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.
               (ii) Severance Payment. Employee shall be paid continuing payments of severance pay at a rate equal to Employee’s base salary rate, as then in effect, for twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies. If a Change of Control occurs while Employee is receiving severance payments pursuant to this clause (ii), then Employee shall receive a lump sum payment equal to the remaining unpaid severance pay under this clause (ii) on the date of the Change of Control in lieu of continuing payments otherwise due following the Change of Control.
               (iii) Continued Employee Benefits. If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, then the Company shall reimburse Employee for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination, or (B) the date upon which Employee and/or Employee’s eligible dependents become covered under similar plans. The reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy.
          (b) Involuntary Termination other than for Cause, Voluntary Termination for Good Reason or Death or Disability during the Change of Control Period. If within the period commencing three (3) months prior to a Change of Control and ending twelve (12) months following a Change of Control (the “Change of Control Period”), (i) Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Employee’s employment without Cause, or (iii) Employee dies or terminates employment due to becoming Disabled, then, subject to Section 4 Employee shall receive the following severance from the Company:
               (i) Severance Payment. Employee shall be entitled to receive a lump-sum severance payment equal to 100% of Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control or (B) Employee’s termination, whichever is greater) plus an amount equal to 100% of Employee’s target annual bonus (for the year in which the termination or Change of Control occurs, whichever is greater).
               (ii) Equity Compensation Acceleration. One hundred percent (100%) of the Employee’s then unvested outstanding stock options, stock appreciation rights, restricted stock, restricted stock units and other Company equity compensation awards, including any equity awards previously transferred to Employee’s estate planning vehicles (the “Equity Compensation Awards”) shall immediately vest and become exercisable. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

               (iii) Continued Employee Benefits. If Employee elects continuation coverage pursuant COBRA within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, then the Company shall reimburse Employee for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination, or (B) the date upon which Employee and/or Employee’s eligible dependents become covered under similar plans. The reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy.
          (c) Voluntary Resignation; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee other than for Good Reason, or (ii) for Cause by the Company, then Employee shall not be entitled to receive severance or other benefits, except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
     4. Conditional Nature of Severance Payments and Benefits.
          (a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Employee signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Employee’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee shall forfeit any right to severance payments or benefits under this Agreement. In no event shall severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
          (b) Noncompete. During the term of Employee’s employment and for twelve (12) months following the date of termination of such employment for any reason, Employee shall not accept or engage, directly or indirectly, any work, consulting, or other services, for remuneration of any kind for any other business entity engaged in the Covered Business, without prior written approval by the Board. Nothing in this Agreement shall prevent Employee from: (i) accepting speaking or presentation engagements in exchange for honoraria; (ii) serving on advisory boards that do not compete with the Covered Business of the Company (or any of its subsidiaries or affiliates) or boards of trade associations or boards of charitable organizations so long as such service does not unduly interfere with the performance of Employee’s duties to the Company and provided that Employee provides prior written notice to the Board; or (iii) from making or owning, directly or indirectly, any passive investment in any other business or entity that does not compete with the Covered Business of the Company. For purposes of this Agreement, the phrase “Covered Business” shall mean the business conducted or demonstrably anticipated to be conducted as of the date of any such action by the Company (and its subsidiaries and affiliates). The phrase “engage, directly or indirectly” means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or similar capacity, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, the operation, management or control of a business or enterprise engaged in any aspect of the Covered

Business, or being connected with or having any financial interest in any business or enterprise engaged in the Covered Business, except for the purposes of performing services on behalf of the Company or any of its subsidiaries or affiliates. This Section 4(b) shall not apply to Employee while he or she is residing in the State of California.
          (c) Nonsolicitation/Nondisparagement. In the event of the termination of Employee’s employment for any reason, Employee shall not, for a period of twelve (12) months, directly or indirectly:
               (i) solicit, induce or encourage any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries;
               (ii) make any derogatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or Employee’s employment; or
               (iii) use or disclose the Company’s “Confidential Information” (as defined in the Confidentiality Agreement) to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries.
          The term “Customer” shall mean any individual or business firm that is, or within the prior twelve (12) months was, a customer or client of the Company, whether or not such business was actively solicited by Employee on behalf of the Company or any of its affiliates or subsidiaries during Employee’s employment. Nothing in Section 4(c) shall prohibit Employee from providing truthful testimony in any legal, administrative or regulatory proceeding and Employee may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, Employee shall promptly provide reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director.
          (d) Confidential Information and Invention Assignment Agreements. Employee’s receipt of any payments or benefits under Section 3 shall be subject to Employee continuing to comply with the terms of the Employee Proprietary Information and Invention Assignment Agreement dated              , between the Company and Employee, as such agreement may be amended from time to time (the “Confidentiality Agreement”).
          (e) Section 409A.
               (i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) shall be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until Employee has a “separation from service” within the meaning of Section 409A.
               (ii) It is intended that none of the severance payments under this Agreement shall constitute “Deferred Payments” but rather shall be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(e)(iv) below or resulting from an involuntary separation from service as described in Section 4(e)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 4(e)(iii). Except as required by Section 4(e)(iii), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence shall be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.
               (iii) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
               (iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of clause (i) above.
               (v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Payments for purposes of clause (i) above.

               (vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A.
     5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Code Section 280G and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either:
               (i) delivered in full, or
               (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Unless the Company and Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of Equity Compensation Awards; and (iii) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of Equity Compensation Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Equity Compensation Awards. If two or more Equity Compensation Awards are granted on the same date, each award shall be reduced on a pro-rata basis.
     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean any of the following occurring during Employee’s employment by the Company (except with respect to clause (v) below): (i) personal dishonesty by Employee involving Company business or participation in a fraud against the

Company, or breach of Employee’s fiduciary duty to Company; (ii) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii) Employee’s willful refusal to comply with the lawful requests made of Employee by the Board reasonably related to his employment by the Company and the performance of his duties with respect thereto (but which shall not include a request to waive or amend any portion of this Agreement or terminate this Agreement or to consent to an action that would result in Employee’s loss of a right under this Agreement); (iv) material violation of the Company’s policies, after written notice to Employee and an opportunity to be heard by the Board and his failure to fully cure such violations within a reasonable period of time of not less than thirty (30) days after such hearing; (v) threats or acts of violence in the workplace; (vi) unlawful harassment in the course of any business activity of any employee or independent contractor of the Company; (vii) theft or unauthorized conversion by or transfer of any Company asset or business opportunity to Employee or any third party; and (viii) a material breach by Employee of any material provision of this Agreement or any other agreement with the Company after written notice to Employee and an opportunity to be heard by the Board and his failure to fully cure such breach within a reasonable period of time of not less than thirty (30) days after such hearing.
          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
               (i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or
               (ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or
               (iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          For these purposes, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

          Notwithstanding the foregoing provisions of this definition, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
          (c) Disability. “Disability” shall mean that Employee has been unable to perform his or her Company duties as the result of Employee’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Employee’s employment. In the event that Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (d) Good Reason. “Good Reason” means Employee’s resignation within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent:
               (i) prior to a Change of Control, a material reduction of Employee’s duties, authority, or responsibilities, relative to Employee’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or
               (ii) following a Change of Control, (A) the removal of Employee from the position held by Employee immediately prior to the Change of Control, provided that continued employment following the Change of Control with substantially the same responsibility with respect to the Company's business and operations shall not constitute "Good Reason" (for example, Employee shall not have been removed from his position if he is employed by the Company, the acquiring company or one of its affiliates and Employee has substantially the same responsibilities with respect to the business of the Company as he had immediately prior to the Change in Control whether Employee's title is revised to reflect his placement within the overall corporate hierarchy and whether Employee provides services to a subsidiary, affiliate, business unit or otherwise), or (B) a material reduction in Employee's responsibilities, authority or statues as such (which for this purpose shall include a material reduction in the resources (financial, personnel and other) allocated to the Company's business and under Employee's direction, including reallocation of key personnel engaged in the Company's business to other businesses of the acquiring company); or
               (iii) a material reduction of Employee’s base compensation (in other words, a material reduction in Employee’s base salary or bonus or benefits) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall Company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; or
               (iv) a material change in the geographic location at which Employee must perform services (in other words, Employee’s relocation to a facility or an office location more than a 50-mile radius from Employee’s then current location); or

               (v) a material breach by the Company of a material provision of this Agreement.
Notwithstanding the foregoing, Employee agrees not to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date of such notice.
     7. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) above. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or

Disability shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     9. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source,
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including Employee’s employment offer letter.
          (e) Choice of Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The California state courts in Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, to be effective as of the Effective Date.

COMPANY	FUSION-IO, INC.

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Involuntary Termination Severance Agreement]

EXHIBIT A
FORM OF RELEASE OF CLAIMS

RELEASE OF CLAIMS
     THIS RELEASE OF CLAIMS (this “Agreement”) is made by and between Fusion-io, Inc. (the “Company”), and ________ (“Employee”). The Company and Employee are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party”.
RECITALS
     WHEREAS, Employee was employed by the Company until _________________, 20__, when Employee’s employment was terminated (“Termination Date”);
     WHEREAS, Employee signed a Employee Proprietary Information and Invention Assignment Agreement with the Company on _________________ (the “Proprietary Rights Agreement”);
     WHEREAS, in accordance with Section 3(a) of that certain Involuntary Termination Severance Agreement between the Company and Employee, effective as of _________________ (the “Severance Agreement”), Employee has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in the Severance Agreement; and
     WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment relationship with the Company and the termination of that relationship.
     NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Employee hereby agree as follows:
COVENANTS
     1. Termination. Employee’s employment with the Company terminated on the Termination Date.
     2. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Severance Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Employee and that no other reimbursements or compensation are owed to Employee.
     3. Release of Claims. Employee agrees that the consideration to be paid in accordance with the terms and conditions of the Severance Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:
          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          (d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;
          (e) any and all claims for violation of the federal, or any state, constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

          (h) any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this Section 3 (the “Release”) shall be and remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due Employee under the Severance Agreement. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3. Nothing in this Agreement waives Employee’s (i) rights under that certain Indemnification Agreement between the Company and Employee, dated as of _______________ (the “Indemnification Agreement”), or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
     4. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) Employee has at least 21 days within which to consider this Agreement; (c) Employee has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.
     5. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS

OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.
     6. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Employee confirms that Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.
     7. Confidential Information. Employee reaffirms and agrees to observe and abide by the terms of the Proprietary Rights Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement shall continue in force; provided, however, that: (a) as to any provisions regarding competition contained in the Proprietary Rights Agreement that conflict with the provisions regarding competition contained in the Severance Agreement, the provisions of the Severance Agreement shall control; (b) as to any provisions regarding solicitation of employees contained in the Proprietary Rights Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of this Agreement shall control.
     8. Return of Company Property; Passwords and Password-protected Documents. Employee confirms that Employee has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Employee’s possession or control. Employee further confirms that Employee has cancelled all accounts for Employee’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Employee also confirms that Employee has delivered all passwords in use by Employee at the time of Employee’s termination, a list of any documents that Employee created or of which Employee is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.
     9. No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide any such counsel or assistance.
     10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
     11. Solicitation of Employees. Employee agrees that for a period of 12 months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly (a) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company or (b) attempt to solicit, induce, recruit or encourage, either for Employee or for any other person or entity, any of the Company’s employees to leave their employment.
     12. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.
     13. Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY IN THE STATE OF CALIFORNIA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY

DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
     14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     15. No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
     16. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     17. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Severance Agreement, the Proprietary Rights Agreement, the Indemnification Agreement and Employee’s written equity compensation agreements with the Company.
     18. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.
     19. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The California state courts in Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

     20. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within 21 days. Each Party has seven days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
     21. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     22. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee expressly acknowledges that:
          (a) Employee has read this Agreement;
          (b) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
          (c) Employee understands the terms and consequences of this Agreement and of the releases it contains; and
          (d) Employee is fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	FUSION-IO INC.

By:

Name:

Title:

Dated:

EMPLOYEE	_____________, an individual

(Signature)

Dated:

[Signature Page to Release of Claims]